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                                                                   EXHIBIT(c)(2)

                    [Raymond James & Associates, Inc. Logo]
                 [RAYMOND JAMES & ASSOCIATES, INC. LETTERHEAD]

               MUTUAL NONDISCLOSURE AND CONFIDENTIALITY AGREEMENT
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                                  CONFIDENTIAL

February 10, 1999

Mr. David Igata
The IT Group, Inc.
16775 Von Karman Avenue, Suite 100
Irvine, California  92606

Dear Mr. Igata:

To facilitate discussions relating to a potential acquisition (the "Transaction") between our client (the "Client") and your company (the "Company"), our Client and the Company will each be expected to make available to each other certain nonpublic information concerning their respective businesses, financial condition, operations, assets, properties, liabilities, and prospects. As a condition to such information being made available by our client, the Company agrees, and as a condition to such information being made available by our Company, our Client agrees, that all Evaluation Material (as hereinafter defined) received from the other party or any of its directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants, investment bankers, and other consultants and advisors) (collectively, "Representatives") shall be treated in accordance with this Agreement. As used in this Agreement, the term "Receiving Party" means the party receiving Evaluation Material and the term "Furnishing Party" means the party providing Evaluation Material or causing Evaluation Material to be provided.

     1. Definition of "Evaluation Material".  The term "Evaluation Material"
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        shall mean all information concerning the Furnishing Party or any of its subsidiaries or affiliates, whether in verbal, visual, written, electronic or other form, which is made available by the Furnishing
        Party or any of its Representatives to the Receiving Party or any of its Representatives ("Primary Evaluation Material"), together, in each case, with all notes, memoranda, summaries, analyses, studies, compilations and other writings relating thereto or based thereon prepared by the Receiving Party or any of its Representatives ("Derivative Evaluation Material"). Notwithstanding the foregoing, the term "Evaluation Material" shall not include, and the parties' obligations herein (other than their obligations under Paragraph 5 of this Agreement) shall not extent to, information which the Receiving Party can demonstrate (a) was rightfully in the possession of the Receiving Party prior to disclosures by the Furnishing Party; (b) was or is independently developed by the Receiving Party without use of the Evaluation Material; (c) is now or hereafter becomes available to the public other than as a result of disclosure by the Receiving Party or any of the Receiving Party's Representatives in violation of this Agreement; or (d) becomes available to the Receiving Party or any of its Representatives on a non-confidential basis from a source other than the Furnishing Party or any of its Representatives and such source is not, to the knowledge of the


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Mr. David Igata                  CONFIDENTIAL                  February 10, 1999
IT Group, Inc.                                                            Page 2

       Receiving Party, under any obligation to the Furnishing Party or any of its Representatives (whether contractual, legal or fiduciary) to keep such information confidential.

    2. Confidentiality and Use of Evaluation Material.
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       (a) Confidentiality of Evaluation Material.  All Evaluation Material (i)
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           shall be used solely for the purpose of evaluating and considering the Transaction; (ii) shall be kept strictly confidential by the Receiving Party; and (iii) shall be provided by the Receiving Party solely to those of its Representatives to whom disclosure is reasonably deemed to be required to facilitate the Receiving Party's evaluation or consideration of the Transaction. The parties agree that all Evaluation Material is and shall remain the property of the Furnishing Party. Before providing access to Evaluation Material to any Representative, the Receiving Party shall inform such Representative of the contents of this Agreement and the confidentiality of the Evaluation Material, and shall advise such Representative that, by accepting possession of or access to such information, such Representative is agreeing to be bound by this Agreement. Each party shall instruct its Representatives to observe the terms of this Agreement and shall be responsible for any breach of this Agreement by any of its Representatives.

       (b) Compulsory Disclosure of Evaluation Material.  If the Receiving Party
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           is requested in any judicial or administrative proceeding or by any governmental or regulatory authority to disclose any Evaluation Material (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand, or otherwise), the Receiving Party shall give the Furnishing Party prompt notice of such request so that the Furnishing Party may seek an appropriate protective order, and, upon the Furnishing Party's request and at the Furnishing Party's expense, shall cooperate with the Furnishing Party in seeking such an order. If the Receiving Party is nonetheless compelled to disclose Evaluation Material, the Receiving Party shall disclose only that portion of the Evaluation Material which the Receiving Party is legally required to disclose and, upon the Furnishing Party's request and at the Furnishing Party's expense, shall use its reasonable best efforts to obtain assurances that confidential treatment will be accorded to such Evaluation Material to the extent such assurances are available. Subject to the foregoing conditions and limitations, the Receiving Party may disclose Evaluation Material without liability hereunder.

       (c) Other Public Disclosure.  Except (i) for such public disclosure as
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           may be necessary, in the good faith judgment of the disclosing party following consultation with outside counsel, for the disclosing party not to be in violation of any applicable law, regulation or order, or
           (ii) with the prior written consent of the other party, neither party shall:

          (x) make any disclosure (and each party shall direct its Representatives not to make any disclosure) to any person of (A) the fact that discussions, negotiations or investigations are taking or have taken place concerning a Transaction, (B) the


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Mr. David Igata                  CONFIDENTIAL                  February 10, 1999
IT Group, Inc.                                                            Page 3

             existence or covenants of this Agreement, or the fact that either party has requested or received Evaluation Material from the other party, or (C) any of the terms, conditions or other facts with respect to any proposal Transactions, including the status thereof, or

             (y) make any public statement concerning a proposed Transaction.

     If either party proposes to make any disclosure in reliance on clause (i) above, the disclosing party shall, if practicable, provide the other party with the text of the proposed disclosure as far in advance of its disclosure as is practicable and shall in good faith consult with and consider the suggestions of the other party concerning the nature and scope of the information it proposes to disclose.

     3. Accuracy of Evaluation Material; No Representations of Warranties.  Each
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        party acknowledges and agrees (a) that no representation of warranty, express or implied, is made by either party or any of its respective Representatives as to the accuracy or completeness of the Evaluation Material, and (b) that the parties shall be entitled to rely only on those representations and warranties (if any) that may be made in a definitive written Transaction agreement, signed and delivered by both parties, and then only to the extent, and subject to the limitations, provided therein. Unless otherwise provided in the definitive written Transaction Agreement, neither the Furnishing Party nor any of its Representatives shall have any liability to the Receiving Party or any of its Representatives on account of the use of any Evaluation Material by the Receiving Party or any of its Representatives or any inaccuracy therein or omission therefrom.

     4. No Solicitation.  For a period of two years subsequent to the
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        termination of discussions regarding a Transaction, the Company shall not directly or indirectly solicit for hire any employee of the Client or any person who was an employee of the Client within six months of the date of such solicitation with whom it has first had contact or who first became known to it in connection with its consideration of a Transaction; provided, however, that the foregoing provision shall not prevent the Company from employing any employee or former employee of the Client who contacts the Company, directly or indirectly through an intermediary, at his or her own initiative without any direct or indirect solicitation by or encouragement from the Company.

     5. Return and Destruction of Evaluation Material.  At any time after
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        termination of discussions by either party to this Agreement with respect to the Transaction, upon the request of the Furnishing Party, the Receiving Party shall promptly (and in no event later than five (5) business days after such request) (a) redeliver or cause to be redelivered to the Furnishing Party all copies of all Primary Evaluation Material in the possession or control of the Receiving Party or its Representatives which is in a visual or written format and erase or destroy all copies of such Primary Evaluation Material which is stored in electronic format, and (b) destroy or cause to be destroyed all Derivative Evaluation Material in the


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Mr. David Igata                  CONFIDENTIAL                  February 10, 1999
IT Group, Inc.                                                            Page 4

        possession or control of the Receiving Party or any of its Representatives. Nothing herein shall obligate the Receiving Party to provide any Derivative Evaluation Material to the Furnishing Party. Notwithstanding the return, destruction or erasure of Evaluation Material hereunder, the Receiving Party and its Representatives shall continue to be bound by their confidentiality or other obligations hereunder.

     6. Remedies.  Each party agrees that money damages would not be a
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        sufficient remedy for any breach of any provision of this Agreement by the other party or any of its Representatives, and that in addition to all other remedies which any party hereto may have, each party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or in equity. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

     7. Miscellaneous.
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        (a) Neither party grants a license, by implication or otherwise, under any of its trade secrets or other intellectual property rights to the Receiving Party.

        (b) This Agreement contains the sole and entire agreement between the parties with respect to the confidentiality of the Evaluation Material and the confidentiality of their discussions, negotiations and investigations concerning a Transaction.

        (c) This Agreement may be amended, modified or waived only by a separate written instrument duly signed and delivered by or on behalf of both parties.

        (d) The invalidity or unenforceability of any provision of this Agreement shall not impair or affect the validity or enforceability of any other provision of this Agreement unless the enforcement of such provision in such circumstances would be inequitable.

        (e) It is expressly understood that this Agreement is not intended to, and does not, constitute an agreement to consummate a Transaction, to conduct or continue negotiations with respect to a Transaction, or to enter into a definitive Transaction agreement, and neither party shall have any rights or obligations of any kind whatsoever with respect to such a Transaction by virtue of this Agreement or by virtue of any other written or oral expression by the parties' respect Representatives unless and until a definitive Transaction agreement between the parties is executed and delivered by both parties, other than for the matters specifically agreed to herein. Both parties further acknowledge


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Mr. David Igata                  CONFIDENTIAL                  February 10, 1999
IT Group, Inc.                                                            Page 5

           and agree that each party reserves the right, in its sole discretion, to provide or not to provide Evaluation Material to the Receiving Party under this Agreement, to reject any and all proposals made by the other party or any of its Representatives with regard to a Transaction, and to terminate discussions and negotiations at any time.

       (f) This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to the conflicts of laws principles thereof. Each party hereto consents and submits to the jurisdiction of the courts of the State of California and the courts of the United States located in the Northern District of California for the adjudication of any action, suit, or proceeding arising out of or otherwise relating to this Agreement.

     If the foregoing correctly sets forth our agreement with respect to the matters set forth herein, please so indicate by signing two copies of this Agreement and returning one signed copy to me, whereupon this Agreement shall constitute our binding agreement with respect to the matters set forth herein.

Sincerely,

RAYMOND JAMES & ASSOCIATES, INC.
On behalf of our Client


By:  /s/ J. Davenport Mosby, III
     ---------------------------
     J. Davenport Mosby, III
     Managing Director


CONFIRMED AND AGREED TO AS OF THE
DATE FIRST ABOVE WRITTEN

THE IT GROUP, INC.

By:  /s/ James M. Redwine
     ----------------------------
Name:  James M. Redwine
Title: Sr. Corp. Counsel; Ass't Secretary